Exhibit 99.1
Vail Resorts Contacts:
Investor Relations: Bo Heitz, (303) 404-1800, InvestorRelations@vailresorts.com
Media: Sara Olson, (303) 404-6497, News@vailresorts.com
Vail Resorts Provides Updated Outlook for the Nine Month Period Ending April 30, 2021
BROOMFIELD, Colo. - April 22, 2021 - Vail Resorts, Inc. (NYSE: MTN) today updated its guidance range for the nine month period ending April 30, 2021. The Company now expects net income attributable to Vail Resorts, Inc. to be between $258 million and $280 million and Resort Reported EBITDA to be between $636 million and $650 million.
Commenting on the outlook for the nine months ending April 30, 2021, Rob Katz, Chief Executive Officer said, “We are increasing our guidance primarily as a result of stronger than expected performance in March and April. Despite the challenging operating environment as a result of COVID-19 related limitations, our results continued to improve as the season progressed, primarily driven by the performance of our Colorado and Utah resorts where visitation, including lift ticket purchases, exceeded expectations. Destination visitation at our Colorado and Utah resorts proved more resilient than anticipated while local visitation remained largely in line with expectations. Our ancillary lines of business continued to be negatively impacted by COVID-19 related limitations and restrictions but revenue still outperformed expectations in March and April due to the improved visitation trends in Colorado and Utah. Whistler Blackcomb’s performance continued to be negatively impacted due to the Canadian border remaining closed to international guests and was further impacted by the resort closing earlier than expected on March 30, 2021 following a provincial health order issued by the government of British Columbia. We have continued to maintain disciplined cost controls as we near the end of the 2020/2021 North American ski season.”
Commenting on early season pass results, Katz said, “We are very pleased with the response to our season pass sales launch. The pace of sales has been strong over the first month of the selling period, and we are seeing great guest enthusiasm for the enhanced value proposition of our products. We will be providing additional detail on our spring pass sales in our third quarter earnings release in June 2021.”

The following table reflects the forecasted guidance range for the Company’s nine months ending April 30, 2021, for Reported EBITDA (after stock-based compensation expense) and reconciles such Reported EBITDA guidance to net income attributable to Vail Resorts, Inc.

	Fiscal 2021 Guidance
	(In thousands)
	For the Nine Months Ending
	April 30, 2021 (6)
	Low End	High End
	Range	Range
Net income attributable to Vail Resorts, Inc.	$258,000	$280,000
Net income (loss) attributable to noncontrolling interests	1,000	(1,000)
Net income	259,000	279,000
Provision for income taxes (1)	63,000	68,000
Income before provision for income taxes	322,000	347,000
Depreciation and amortization	190,000	188,000
Interest expense, net	113,000	111,000
Other (2)	7,000	2,000
Total Reported EBITDA	$632,000	$648,000

Mountain Reported EBITDA (3)	$647,000	$660,000
Lodging Reported EBITDA (4)	(12,000)	(9,000)
Resort Reported EBITDA (5)	636,000	650,000
Real Estate Reported EBITDA	(4,000)	(2,000)
Total Reported EBITDA	$632,000	$648,000

(1) The provision for income taxes may be impacted by excess tax benefits primarily resulting from vesting and exercises of equity awards. Our estimated provision for income taxes does not include the impact, if any, of unknown future exercises of employee equity awards, which could have a material impact given that a significant portion of our awards are in-the-money.

(2) Our guidance includes certain estimated changes in the fair value of the contingent consideration based on the passage of time, updated financial projections and changes in market factors used to derive the estimate. Separately, the intercompany loan associated with the Whistler Blackcomb transaction requires foreign currency remeasurement to Canadian dollars, the functional currency of Whistler Blackcomb. Our guidance excludes any forward looking change related to foreign currency gains or losses on the intercompany loans, which such change may be material.

(3) Mountain Reported EBITDA also includes approximately $15 million of stock-based compensation.
(4) Lodging Reported EBITDA also includes approximately $3 million of stock-based compensation.
(5) The Company provides Reported EBITDA ranges for the Mountain and Lodging segments, as well as for the two combined. The low and high of the expected ranges provided for the Mountain and Lodging segments, while possible, do not sum to the high or low end of the Resort Reported EBITDA range provided because we do not expect or assume that we will hit the low or high end of both ranges.

(6) Guidance estimates are predicated on an exchange rate of $0.80 between the Canadian Dollar and U.S. Dollar, related to the operations of Whistler Blackcomb in Canada and an exchange rate of $0.76 between the Australian Dollar and U.S. Dollar, related to the operations of our Australian ski areas.

About Vail Resorts, Inc. (NYSE: MTN)
    Vail Resorts, Inc., through its subsidiaries, is the leading global mountain resort operator. Vail Resorts' subsidiaries operate 37 destination mountain resorts and regional ski areas, including Vail, Beaver Creek, Breckenridge, Keystone and Crested Butte in Colorado; Park City in Utah; Heavenly, Northstar and Kirkwood in the Lake Tahoe area of California and Nevada; Whistler Blackcomb in British Columbia, Canada; Perisher, Falls Creek and Hotham in Australia; Stowe, Mount Snow, and Okemo in Vermont; Hunter Mountain in New York; Mount Sunapee, Attitash, Wildcat and Crotched in New Hampshire; Stevens Pass in Washington; Liberty, Roundtop, Whitetail, Jack Frost and Big Boulder in Pennsylvania; Alpine

Valley, Boston Mills, Brandywine and Mad River in Ohio; Hidden Valley and Snow Creek in Missouri; Wilmot in Wisconsin; Afton Alps in Minnesota; Mt. Brighton in Michigan; and Paoli Peaks in Indiana. Vail Resorts owns and/or manages a collection of casually elegant hotels under the RockResorts brand, as well as the Grand Teton Lodge Company in Jackson Hole, Wyoming. Vail Resorts Development Company is the real estate planning and development subsidiary of Vail Resorts, Inc. Vail Resorts is a publicly held company traded on the New York Stock Exchange (NYSE: MTN). The Vail Resorts company website is www.vailresorts.com and consumer website is www.snow.com.
Forward-Looking Statements
Certain statements discussed in this press release, other than statements of historical information, are forward-looking statements within the meaning of the federal securities laws, including our expectations regarding the effects of the COVID-19 pandemic on, among other things, our operations; our expectations regarding our performance for the nine month period ending April 30, 2021 (and the assumptions related thereto), including our expected net income and Resort Reported EBITDA; and our expectations regarding season pass results. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. Such risks and uncertainties include but are not limited to the ultimate duration of COVID-19 and its short-term and long-term impacts on consumer behaviors, the economy generally and our business and results of operations, including the ultimate amount of refunds that we would be required to refund to our pass product holders for qualifying circumstances under our recently launched Epic Coverage program; prolonged weakness in general economic conditions, including adverse effects on the overall travel and leisure related industries; willingness or ability of our guests to travel due to terrorism, the uncertainty of military conflicts or outbreaks of contagious diseases (such as the current outbreak of COVID-19), and the cost and availability of travel options and changing consumer preferences; unfavorable weather conditions or the impact of natural disasters; risks related to our reliance on information technology, including our failure to maintain the integrity of our customer or employee data and our ability to adapt to technological developments or industry trends; risks related to cyber-attacks; the seasonality of our business combined with adverse events that occur during our peak operating periods; competition in our mountain and lodging businesses; high fixed cost structure of our business; our ability to fund resort capital expenditures; risks related to a disruption in our water supply that would impact our snowmaking capabilities and operations; our reliance on government permits or approvals for our use of public land or to make operational and capital improvements; risks associated with obtaining governmental or third party approvals; risks related to federal, state, local and foreign government laws, rules and regulations; risks related to changes in security and privacy laws and regulations which could increase our operating costs and adversely affect our ability to market our products and services effectively; risks related to our workforce, including increased labor costs; loss of key personnel and our ability to hire and retain a sufficient seasonal workforce; adverse consequences of current or future legal claims; a deterioration in the quality or reputation of our brands, including our ability to protect our intellectual property and the risk of accidents at our mountain resorts; our ability to successfully integrate acquired businesses, or that acquired businesses may fail to perform in accordance with expectations, including Falls Creek, Hotham, Peak Resorts or future acquisitions; our ability to satisfy the requirements of Section 404 of the Sarbanes-Oxley Act of 2002, with respect to acquired businesses; risks associated with international operations; fluctuations in foreign currency exchange rates where the Company has foreign currency exposure, primarily the Canadian and Australian dollars; changes in accounting judgments and estimates, accounting principles, policies or guidelines or adverse determinations by taxing authorities as well as risks associated with uncertainty of the impact of tax reform legislation in the United States; risks related to our indebtedness and our ability to satisfy our debt service requirements under our outstanding debt including our unsecured senior notes, which could reduce our ability to use our cash flow to fund our operations, capital expenditures, future business opportunities and other purposes; a materially adverse change in our financial condition; and other risks detailed in the Company's filings with the Securities and Exchange Commission, including the "Risk Factors" section of the Company's Annual Report on Form 10-K for the fiscal year ended July 31, 2020, which was filed on September 24, 2020, and the Company’s Quarterly Report on Form 10-Q for the three and six months ended January 31, 2021, which was filed on March 11, 2021.
All forward-looking statements attributable to us or any persons acting on our behalf are expressly qualified in their entirety by these cautionary statements. All guidance and forward-looking statements in this press release are made as of the date hereof and we do not undertake any obligation to update any forecast or forward-looking statements whether as a result of new information, future events or otherwise, except as may be required by law.
Statement Concerning Non-GAAP Financial Measures
When reporting financial results, we use the terms Resort Reported EBITDA and Total Reported EBITDA, which are not financial measures under accounting principles generally accepted in the United States of America (“GAAP”). Resort Reported EBITDA and Total Reported EBITDA should not be considered in isolation or as an alternative to, or substitute for, measures of financial performance or liquidity prepared in accordance with GAAP. In addition, we report segment Reported EBITDA (i.e. Mountain, Lodging and Real Estate), the measure of segment profit or loss required to be disclosed in accordance with GAAP. Accordingly, these measures may not be comparable to similarly-titled measures of other companies.
Reported EBITDA (and its counterpart for each of our segments) has been presented herein as a measure of the Company’s performance. The Company believes that Reported EBITDA is an indicative measurement of the Company’s operating performance, and is similar to performance metrics generally used by investors to evaluate other companies in the resort and lodging industries. See the tables provided in this release for reconciliations of our measures of segment profitability and non-GAAP financial measures to the most directly comparable GAAP financial measures.